EXHIBIT 23.01


CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Transamerica Corporation Employees Stock Savings Plan for the registration of 3,000,000 Ordinary Shares, par value fifty cents Dutch Guilder per share, and to the incorporation by reference therein of our report dated March 3, 1999, with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

The Hague, July 19, 1999

Ernst & Young Accountants

/s/ Ernst & Young